Exhibit 99.1

Contact Information:

Alan I. Rothenberg Chairman/Chief Executive Officer

Phone: (310) 270-9501

Jason P. DiNapoli

President/Chief Operating Officer

Phone: (310) 270-9505

1st CENTURY BANCSHARES, INC. REPORTS FINANCIAL RESULTS

FOR THE QUARTER ENDED MARCH 31, 2013

Los Angeles, CA (May 8, 2013) – 1st Century Bancshares, Inc. (the “Company”) (NASDAQ:FCTY), the holding company for 1st Century Bank, N.A. (the “Bank”), today reported net income for the quarter ended March 31, 2013 of $1.4 million compared to $592,000 for the same period last year. Pre-tax, pre-provision earnings for the quarters ended March 31, 2013 and 2012 were $980,000 and $608,000, respectively.

Pre-tax, pre-provision earnings, a non-GAAP financial measure, is presented because management believes adjusting the Company’s results to exclude taxes and loan loss provisions provides stockholders with a useful metric for evaluating the core profitability of the Company. A schedule reconciling our GAAP net income to pre-tax, pre-provision earnings is provided in the table below.

Alan I. Rothenberg, Chairman of the Board and Chief Executive Officer of the Company stated, “I’m extremely proud to announce our first quarter financial results. Net income for the period was $1.4 million, or $0.16 per diluted share, compared to $592,000, or $0.07 per diluted share, during the same period last year. Our increased earnings were primarily driven by favorable loan growth, as well as improved credit quality. During the quarter, our average loans grew by over $43 million as compared to the same period last year, while our non-performing loans declined to less than $1.0 million. Non-performing loans currently represent only 0.31% of our total loan portfolio, compared to a peak of 6.66% at September 30, 2009. The decline in these problem loans during the current quarter was primarily attributable to the full repayment and recovery of non-performing loan balances.”

Jason P. DiNapoli, President and Chief Operating Officer of the Company added, “I am very encouraged with our results for the first quarter. Our core profitability continues to improve, our book value per share continues to grow and, with our credit quality issues substantially behind us, we can focus further attention and resources on our long-term strategic objective of becoming the premier community business bank serving the Westside of Los Angeles.”

2013 1st Quarter Highlights

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The Bank’s total risk-based capital ratio was 14.41% at March 31, 2013, compared to the requirement of 10.00% to generally be considered a “well capitalized” financial institution for regulatory purposes. The Bank’s equity is comprised solely of common stock, and does not include any capital received in connection with TARP, or other forms of capital such as trust preferred securities, convertible preferred stock or other equity or debt instruments.

•	For the quarter ended March 31, 2013, the Company recorded net income of $1.4 million, or $0.16 per diluted share, compared to $592,000, or $0.07 per diluted share, for the same period last year.

•	At March 31, 2013 and 2012, the Company’s book value per share was $5.54 and $5.06, respectively, representing an increase of 9.5% during the twelve month period.

•

Net interest margin was 3.30% for the quarter ended March 31, 2013, compared to 3.20% for the same period last year. This increase in net interest margin was primarily attributable to the recovery of $294,000 in deferred interest income from the repayment of non-accrual and previously charged off loan balances during the quarter ended March 31, 2013.

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Loans increased to $297.8 million at March 31, 2013, compared to $266.7 million at December 31, 2012. Loan originations were $66.3 million during the quarter ended March 31, 2013, compared to $25.7 million during the same period last year.

•	Non-performing loans declined to $917,000, or 0.31% of total loans, at March 31, 2013, compared to $1.9 million, or 0.70% of total loans, at December 31, 2012.

•	Non-performing assets as a percentage of total assets declined to 0.20% at March 31, 2013, compared to 0.39% at December 31, 2012.

•	Net loan recoveries were $1.1 million during the quarter ended March 31, 2013, compared to net loan recoveries of $4,000 during the same period last year.

•

As of March 31, 2013, the allowance for loan losses (“ALL”) was $6.6 million, or 2.22% of total loans, compared to $6.0 million, or 2.26% of total loans, at December 31, 2012. The ALL to non-performing loans was 722.16% and 324.36% at March 31, 2013 and December 31, 2012, respectively.

•	Investment securities declined to $168.0 million at March 31, 2013, representing 34.1% of our total assets, compared to $181.2 million, or 36.3% of our total assets, at December 31, 2012.

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Total core deposits, which include non-interest bearing demand deposits, interest bearing demand deposits, and money market deposits and savings, were $369.7 million and $371.4 million at March 31, 2013 and December 31, 2012, respectively. Non-interest bearing deposits represent 47.2% of total deposit at March 31, 2013, compared to 47.0% at December 31, 2012.

•	Cost of funds declined to 19 basis points for the quarter ended March 31, 2013, compared to 26 basis points for the same period last year.

Capital Adequacy

At March 31, 2013, the Company’s stockholders’ equity totaled $50.6 million compared to $49.2 million at December 31, 2012. At March 31, 2013, the Bank’s total risk-based capital ratio, tier 1 risk-based capital ratio, and tier 1 leverage ratio were 14.41%, 13.15%, and 9.77%, respectively, compared to the requirements of 10.00%, 6.00%, and 5.00%, respectively, to generally be considered a “well capitalized” financial institution for regulatory purposes.

Balance Sheet

Total assets at March 31, 2013 were $493.4 million, representing a decrease of approximately $5.8 million, or 1.2%, from $499.2 million at December 31, 2012. Cash and cash equivalents at March 31, 2013 were $27.5 million, representing a decrease of $23.0 million, or 45.6%, from $50.6 million at December 31, 2012. The decline in cash and cash equivalents was primarily related to the increase in loan funding during the quarter ended March 31, 2013. Loans increased by $31.1 million during the quarter from $266.7 million at December 31, 2012 to $297.8 million at March 31, 2013. The majority of growth within our loan portfolio related to increases of $9.0 million, $8.5 million and $7.4 million in our single-family, multi-family and commercial real estate loans, respectively. Loan originations were $66.3 million during the quarter ended March 31, 2013, compared to $25.7 million during the same period last year. Prepayment speeds for the quarter ended March 31, 2013 were 15.2% compared to 30.1% for the same period last year. Investment securities were $168.0 million at March 31, 2013, compared to $181.2 million at December 31, 2012, representing a decrease of $13.2 million, or 7.3%. The weighted average life of our investment securities was 2.52 years and 2.80 years at March 31, 2013 and December 31, 2012, respectively.

Total liabilities at March 31, 2013 decreased by $7.2 million, or 1.6%, to $442.8 million compared to $450.0 million at December 31, 2012. This decrease is primarily due the repayment during the current quarter of a $4.5 million short-term borrowing that was outstanding at December 31, 2012. Total core deposits, which includes non-interest bearing demand deposits, interest bearing demand deposits and money market deposits and savings, were $369.7 million and $371.4 million at March 31, 2013 and December 31, 2012, respectively, representing a decrease of $1.7 million, or 0.45%.

Credit Quality

Allowance and Provision for Loan Losses

The ALL was $6.6 million, or 2.22% of our total loan portfolio, at March 31, 2013, compared to $6.0 million, or 2.26% of our total loan portfolio, at December 31, 2012. At March 31, 2013 and December 31, 2012, our non-performing loans were $917,000 and $1.9 million, respectively. The decline in non-performing loans during the quarter ended March 31, 2013 was primarily related to the full repayment of two loans that had been classified as non-performing at December 31, 2012. The ratio of our ALL to non-performing loans was 722.16% and 324.36% at March 31, 2013 and December 31, 2012, respectively. In addition, our ratio of non-performing loans to total loans was 0.31% and 0.70% at March 31, 2013 and December 31, 2012, respectively.

The ALL is impacted by inherent risk in the loan portfolio, including the level of our non-performing loans, as well as specific reserves and charge-off activities. During quarter ended March 31, 2013, we reversed $500,000 of provision for loan losses. There was no provision for loan losses recorded during the quarter ended March 31, 2012. The reversal in provision for loan losses is primarily due to the loan recoveries discussed above, as well as the continued improvement in the level of our criticized and classified loans. These declines were partially offset by additional provisions required for the $31.1 million increase in our loan portfolio during the quarter ended March 31, 2013. Criticized and classified loans generally consist of special mention, substandard and doubtful loans. Special mention, substandard and doubtful loans were $6.5 million, $2.3 million and none, respectively, at March 31, 2013, compared to $4.1 million, $9.8 million and none, respectively, at March 31, 2012. We had net recoveries of $1.1 million and $4,000 during the quarters ended March 31, 2013 and 2012, respectively. Management believes that the ALL as of March 31, 2013 and December 31, 2012 was adequate to absorb known and inherent risks in the loan portfolio.

Non-Performing Assets

Non-performing assets totaled $1.0 million and $1.9 million at March 31, 2013 and December 31, 2012, respectively. Non-accrual loans totaled $917,000 and $1.9 million at March 31, 2013 and December 31, 2012, respectively. At March 31, 2013, non-accrual loans consisted of one commercial loan totaling $572,000 and one consumer loan totaling $345,000. At December 31, 2012, non-accrual loans consisted of three commercial loans totaling $1.5 million and one consumer loan totaling $345,000. At March 31, 2013 and December 31, 2012, other real estate owned (“OREO”) consisted of one undeveloped land property totaling $90,000. As a percentage of total assets, the amount of non-performing assets was 0.20% and 0.39% at March 31, 2013 and December 31, 2012, respectively.

Net Interest Income and Margin

During the quarter ended March 31, 2013, net interest income was $3.9 million, compared to $3.3 million for the same period last year. The average balances of our loan portfolio were $272.9 million and $229.6 million during the quarter ended March 31, 2013 and 2012, respectively. In addition, during the quarter ended March 31, 2013, the Company recognized $294,000 of interest income in connection with the pay-off of non-accrual and previously charged off loans.

The Company’s net interest margin (net interest income divided by average interest earning assets) was 3.30% for the quarter ended March 31, 2013, compared to 3.20% for the same period last year. This 10 basis point improvement in net interest margin is due to the interest income recognized as a part of the pay-offs discussed above. Excluding the impact of these pay-offs, our net interest margin would have declined, as compared to the same period last year. This decline was primarily due to a decrease in the yield on our earning assets, partially offset by a decline in the cost of our interest bearing liabilities. The decline in yield on our interest earning assets was caused by a general downward trend in interest rates, as well as competitive loan pricing conditions in our market, which have continued to compress loan yields. The decline in the cost of interest bearing deposits and borrowings is primarily attributable to a decrease in interest rates paid on these accounts. The average cost of interest bearing deposits and borrowings was 0.33% and 0.40% during the quarters ended March 31, 2013 and 2012, respectively.

Non-Interest Income

Non-interest income was $359,000 for the quarter ended March 31, 2013, compared to $347,000 for the same period last year. Non-interest income primarily consists of loan arrangement fees earned in connection with our college loan funding program. During the first quarter of 2013, the Company terminated this program and does not anticipate any further loan arrangement fee earnings subsequent to the second quarter of 2013.

Non-Interest Expense

Non-interest expense was $3.3 million for the quarter ended March 31, 2013, compared to $3.0 million for the same period last year. The increase in non-interest expense during the quarter ended March 31, 2013 as compared to the same period last year is primarily due to the additional costs incurred related to expanding the Bank’s business development and related operational support teams.

Income Tax Provision

During the quarter ended March 31, 2013, we recorded a tax expense of approximately $38,000, compared to $16,000 for the same period last year. The Company does not anticipate owing any substantial taxes for Federal or State purposes until the Company’s net operating losses (“NOL”) are fully utilized.

Net Income

For the quarter ended March 31, 2013, the Company recorded net income of $1.4 million, or $0.16 per diluted share, compared to $592,000, or $0.07 per diluted share, for the same period last year.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is a publicly owned company traded on the NASDAQ Capital Market under the symbol “FCTY.” The Company’s wholly-owned subsidiary, 1st Century Bank, N.A., is headquartered in the Century City area of Los Angeles, with a full service business bank in Century City, CA, and a relationship office in Santa Monica, CA. The Bank’s primary focus is serving the specific banking needs of entrepreneurs, professionals and small businesses with the personal service of a traditional community bank, while offering the technologies of a big money center bank. The Company maintains a website at www.1cbank.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Safe Harbor

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these forward-looking statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. These statements are based upon our management’s current expectations and speak only as of the date hereof. Forward-looking statements are subject to certain risks and uncertainties that could cause our actual results, performance or achievements to differ materially and adversely from those expressed, suggested or implied herein. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends. These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, (2) political instability, (3) changes in the monetary policies of the U.S. Government, (4) a renewed decline in economic conditions, (5) continued deterioration in the value of California real estate, both residential and commercial, (6) an increase in the level of non-performing assets and charge-offs, (7) further increased competition among financial institutions, (8) the Company’s ability to continue to attract interest bearing deposits and quality loan customers, (9) further government regulation and the implementation and costs associated with the same, (10) internal and external fraud and cyber-security threats including the loss of bank or customer funds, loss of system functionality or the theft or loss of data, (11) management’s ability to successfully manage the Company’s operations, and (12) the other risks set forth in the Company’s reports filed with the U.S. Securities and Exchange Commission. The Company does not undertake, and specifically disclaims, any obligation to revise or update any forward-looking statements for any reason.

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(Tables follow)

SUMMARY FINANCIAL INFORMATION

The following tables present relevant financial data from the Company’s recent performance (dollars in thousands, except per share data):

	March 31, 2013	December 31, 2012	March 31, 2012
Balance Sheet Results:	(unaudited)		(unaudited)
Total Assets	$493,415	$499,173	$433,398
Total Loans	$297,763	$266,671	$230,010
Allowance for Loan Losses ("ALL")	$6,619	$6,015	$5,288
Non-Performing Assets	$1,007	$1,944	$7,285
Investment Securities-AFS, at estimated fair value	$168,034	$181,225	$130,051
Deposits:
Non-Interest Bearing Demand Deposits	$195,540	$196,026	$135,753
Interest Bearing Demand Deposits	$22,930	$23,233	$20,790
Money Market Deposits and Savings	$151,196	$152,094	$156,935
Certificates of Deposit	$44,863	$45,328	$46,715
Total Deposits	$414,529	$416,681	$360,193
Total Stockholders' Equity	$50,640	$49,173	$45,706
Gross Loans to Deposits	71.84%	63.99%	63.83%
Ending Book Value per Share	$5.54	$5.38	$5.06

	Three Months Ended March 31,
Quarterly Operating Results (unaudited):	2013	2012
Net Interest Income	$3,884	$3,299
Provision for (Reduction of) Loan Losses	$(500)	$-
Non-Interest Income	$359	$347
Non-Interest Expense	$3,263	$3,038
Income Tax Provision	$38	16
Net Income	$1,442	$592
Basic Earnings per Share	$0.17	$0.07
Diluted Earnings per Share	$0.16	$0.07
Quarterly Net Interest Margin*	3.30%	3.20%

Reconciliation of QTD Net Income to Pre-Tax, Pre-Provision Earnings:
Net Income	$1,442	$592
Provision for (Reduction of) Loan Losses	(500)	-
Income Tax Provision	38	16
Pre-Tax, Pre-Provision Earnings	$980	$608

*Percentages are reported on an annualized basis.